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                                  EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in Form S-8 pertaining to the P.F. Chang's China Bistro, Inc. 1996 Employee Stock Option Plan, 1997 Restaurant Management Stock Option Plan, 1998 Stock Option Plan, 1998 Employee Stock Purchase Plan of P.F. Chang's China Bistro, Inc. of our report dated January 26, 1998, except for Note 11 as to which the date is August 27, 1998, with respect to the consolidated financial statements of P.F. Chang's China Bistro, Inc. included in the Company's Prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, for the fiscal year ended December 28, 1997, filed with the Securities and Exchange Commission on December 4, 1998 (registration number 333-59749).

Phoenix, Arizona                               /s/ Ernst & Young LLP
February 25, 1999